UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2015

MATTERSIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27975	36-4304577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 W. Madison Street, Suite 3100 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(877) 235-6925

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On July 22, 2015, Mattersight Corporation (the “Company”) entered into a Common Stock Purchase Agreement, a form of which is attached hereto as Exhibit 10.1 (the “Purchase Agreement”), with certain investors (collectively, the “Purchasers”) for a registered direct offering (the “Offering”) of an aggregate of 2,728,712 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share. The aggregate gross proceeds that the Company expects to receive from the Offering is approximately $16.2 million. The Purchase Agreement contains customary representations, warranties, and agreements by us and customary conditions to closing. The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is incorporated herein by reference.

Craig-Hallum Capital Group LLC acted as the Company’s financial advisor for the Offering and will receive a fee of $200,000. The Company intends to use the net proceeds of the Offering for working capital purposes.

Of the aggregate 2,728,712 Shares, 2,563,238 were sold to certain investors at a price of $5.93 per share and 165,474 were sold to certain officers and directors (including certain of their affiliates) at a price of $6.11 per share.

The Shares are being offered and sold pursuant to a prospectus supplement dated as of July 22, 2015 in connection with a takedown from our shelf registration statement on Form S-3 (File No. 333-202744) which became effective on April 8, 2015. The Offering is expected to close on or about July 23, 2015, subject to the satisfaction of customary closing conditions.

A copy of the Company’s press release announcing the transaction is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Purchase Agreement dated July 22, 2015 by and between Mattersight Corporation and the purchasers named therein.

99.1	Press Release issued by the Company on July 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTERSIGHT CORPORATION

Date: July 23, 2015	By:	/s/ SHEAU-MING K. ROSS
	Name:	Sheau-ming K. Ross
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Purchase Agreement dated July 22, 2015 by and between Mattersight Corporation and the purchasers named therein.

99.1	Press Release issued by the Company on July 23, 2015.